[SONNENSCHEIN NATH & ROSENTHAL LLP LETTERHEAD]





                                 August 21, 2003


VIA FACSIMILE - 213-629-5063
AND FEDERAL EXPRESS


Kenneth A. Ostrow, Esq.
Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street, 30th Floor
Los Angeles, CA 90017-5735

Dear Mr. Ostrow:

     Our client, Kansas City Southern (KCS) was shocked by the announcement on Monday, August 18, 2003, by Grupo TMM, S.A., (TMM) that TMM's shareholders voted down the Acquisition Agreement covering KCS's proposed purchase of TMM's ownership of the Mexican railroad, TFM.

     KCS was also surprised that TMM's press release failed to disclose that the Serrano and Segovia families effectively controlled that result through their control of the voting rights of the vast majority of TMM stock. KCS was further dismayed by the press release's failure to explain why the individuals who signed the Acquisition Agreement on behalf of TMM - TMM's Chairman, Jose Serrano, and Chairman Serrano's nephew, Javier Segovia, TMM's CEO - and who as TMM directors recommended approval of the Agreement to TMM shareholders, turned around as the controlling TMM shareholders, rejecting their own recommendation, and voted against that approval.

     KCS believes it was misled by previous statements from TMM representatives, including as recently as last Friday, August 15, 2003, when, in a telephone conversation between TMM CEO Javier Segovia and KCS Assistant to the CEO, Larry Lawrence, Mr. Segovia advised that the TMM shareholder vote was assured to be in favor of the Acquisition Agreement. KCS is perplexed at what could have happened over the week-end to change that prediction.

     You should nevertheless understand that KCS does not consider the action taken by Mr. Serrano at the TMM shareholders' meeting to preclude completion of this acquisition. TMM shareholder approval, while contemplated in the Agreement and referred to publicly (KCS having been assured it was a "mere formality") was, as you must know, not included as one of the conditions precedent to TMM's obligation to close the transaction.

     Therefore, we want to advise you, so that you may inform the Board of TMM, that KCS considers the Acquisition Agreement to remain valid and in effect. In particular, KCS calls your attention to Article 7 of that agreement, which places many restrictions upon the conduct of the business of Grupo TFM and its subsidiaries, including TFM, pending completion of this transaction. Those restrictions must continue to be observed.

     In addition to its shock and dismay, KCS considers that it, and its stockholders may have suffered serious financial loss from this latest action, as well as from other actions, by Mr. Serrano and TMM. Those matters will be addressed in a more appropriate forum.

     An equally disturbing aspect of Mr. Serrano's actions at the TMM stockholder meeting is their timing. KCS is advised that the Mexican Foreign Investment Commission is about to decide in the next few days whether or not KCS, as NAFTA Rail, will be permitted to acquire the controlling interest in TFM. KCS understands that the FIC has not issued a negative decision on such an issue in ten years, and has received positive feedback on the consideration of this transaction. This causes KCS concern that the TMM shareholder action was timed to influence the FIC review process.

     KCS intends to move forward with this transaction, in one form or another. Because of Mr. Serrano's action, KCS must now explore all of its options and alternatives, legal and commercial. These alternatives may include arbitration or litigation to enforce compliance with the Acquisition Agreement. KCS would have preferred, of course, to avoid that expensive and divisive alternative, but it is resolved to take all appropriate action to protect its stockholders' interests, including the pursuit of any party unlawfully interfering with its contract rights.

     KCS continues to believe that this transaction will benefit not only KCS and its stockholders, but also TMM, its stockholders and its creditors, including TMM's long-suffering bondholders, many of whom have called KCS to express their disappointment. In that respect, we must remind you that TMM also has an obligation under the Acquisition Agreement to use its commercially reasonable efforts to obtain those bondholders' consent. KCS has been disappointed in the lack of progress toward meeting that obligation.

Mr. Kenneth A. Ostrow, Esq.
August 21, 2003
Page 2



     If anyone at TMM has specific issues regarding the transaction which they believe KCS should address, we are sure that KCS is always willing to listen. You must understand, however, that KCS considers that it has a lawful and binding agreement arrived at after 14 months of intensive negotiations. KCS has spent considerable sums of money, including raising the financing necessary for this transaction, based upon Messrs. Serrano and Segovia's representations and those of others at TMM. KCS is certainly not going to allow TMM to violate the Agreement and walk away from the transaction under those circumstances.

                                   Very truly yours,



                                   John F. Marvin

JFM/pst